UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
April 28, 2008

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer
Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 2.05 — Costs Associated with Exit or Disposal Activities
On April 28, 2008, Campbell Soup Company (“Campbell”) approved a series of initiatives designed to improve Campbell’s operational efficiency and long-term profitability.
Details of these initiatives include:
o	Closing the Listowel, Ontario, Canada food plant. The Listowel facility produces primarily frozen products, including soup, entrees and Pepperidge Farm products, as well as ramen noodles. The facility employs approximately 500 people. Campbell plans to operate the facility for approximately 12 months and then transition production to its network of North American contract manufacturers and to its Downingtown, Pennsylvania plant. In connection with this action, Campbell expects to incur pre-tax costs and charges of approximately $67 million.

o	Exiting the snack foods business in Australia. Campbell has entered into an agreement to sell its Australian snack foods business to a group of Australian investors, including senior management of The Real McCoy Snackfood Co Ltd, an Australian owned snack foods company. The transaction, which is expected to be completed in the fourth quarter of fiscal 2008, includes the following salty snack brands: Cheezels, Thins, Tasty Jacks, French Fries, and Kettle Chips. The transaction also includes two plants in Australia that currently produce snack foods. In connection with this action, Campbell expects to recognize a pre-tax non-cash charge of approximately $115 million to reflect the net assets of the business at its estimated fair value less costs to sell.

o	Discontinuing private label biscuit and industrial chocolate production at Campbell’s Miranda, Australia facility. Subject to union consultation, Campbell plans to close the Miranda facility, which employs approximately 150 people, by the second quarter of fiscal 2009. In connection with this action, Campbell expects to incur pre-tax costs and charges of approximately $24 million.

o	Streamlining Campbell’s management structure. Subject to legal requirements, Campbell plans to streamline its international management structure and eliminate certain overhead costs associated with businesses Campbell has divested. These actions are expected to begin in the fourth quarter of fiscal 2008 and be substantially completed in fiscal 2009. In connection with this action, Campbell expects to incur pre-tax cash costs of approximately $24 million.
As a result of these initiatives, Campbell expects to incur aggregate pre-tax costs and charges of approximately $230 million, consisting of the following: approximately $115 million associated with impairment charges to reflect the net assets of the snack foods business at its estimated fair value, less costs to sell; approximately $67 million in employee severance and benefit costs, including the estimated impact of curtailment and other pension charges; approximately $38 million in asset write-offs and accelerated depreciation of property, plant and equipment; and approximately $10 million in other exit costs. Campbell expects to incur these charges primarily in the third and fourth quarters of fiscal 2008, with the remaining amounts recognized in fiscal

2009. Of the aggregate $230 million pre-tax costs and charges, the company expects approximately $65 million will be cash expenditures.
Item 2.06 — Material Impairments
The information included in Item 2.05 above is incorporated herein by reference.
Item 7.01 — Regulation FD Disclosure
On April 28, 2008, Campbell issued a press release announcing the initiatives described under Item 2.05. A copy of the press release is attached as Exhibit 99.1.
The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.
Item 9.01 — Financial Statements and Exhibits
(d)      Exhibits
99.1	Press release dated April 28, 2008 announcing a series of restructuring initiatives and the sale of the snack foods business in Australia.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)
Date: April 28, 2008
	By:	/s/ Robert A. Schiffner
Robert A. Schiffner
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 28, 2008 announcing a series of restructuring initiatives and the sale of the snack foods business in Australia.